SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
____________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 4, 2011

Galaxy Gaming, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-30653	20-8143439
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6980 O’Bannon Drive, Las Vegas, NV	89117
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (702) 939-3254

__________________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 – Registrant’s Business and Operations

Item 1.01. Entry Into A Material Definitive Agreement

Effective October 4, 2011, we entered into an Asset Purchase Agreement (the “Agreement”) with Prime Table Games, LLC, a Nevada limited liability company, Prime Table Games UK, a United Kingdom partnership, and D&H, a United Kingdom partnership, (collectively, the “Seller”), and Derek Webb and Hannah O’Donnell (collectively, the “Seller Principals”). Under the Agreement, we have acquired substantially all of the business assets of the Seller. The acquisition includes the casino table game assets and intellectual property portfolio of Prime Table Games, LLC and Prime Table Games UK. Included in the acquisition are over 20 different table games, including 21+3, Two-way Hold'em and Three Card Poker which are currently played on approximately 500 tables in 200 casinos in the United States, the United Kingdom and in the Caribbean. (Three Card Poker rights are limited to the British Isles.) The intellectual property portfolio acquired under the Agreement includes 36 patents, 11 patents pending, 96 worldwide trademark and design registrations and 47 domain name registrations. Besides land-based casino table games, the acquisition, which is subject to customary regulatory approvals, includes video slot and internet gaming intellectual property.

The total purchase price for the acquisition is $23,000,000 to be paid as follows:

•         $800,000 to be paid by the issuance of a total of 2,000,000 shares of common stock to the Seller Principals. 1,000,000 shares each shall be issued to Derek Webb and Hannah O’Donnell; and

•         $12,200,000 to be paid to Prime Table Games, LLC under the terms of a Promissory Note and Security Agreement – US; and

•         $10,000,000 to be paid to Prime Table Games, UK under the terms of a Promissory Note and Security Agreement – UK. This Note is payable in the form of £6,400,000 GBP, reflecting an agreed conversion rate of $1.00USD = £0.64GBP.

Both of the Promissory Notes are secured by all of the assets purchased under the Agreement and both of the Promissory Notes will bear interest according to the following schedule:

Year	Annual Interest
2011	0%
2012	3%
2013	4%
2014	5%
2015	6%
2016	7%
2017	8%
2018 & Beyond	9%

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The Promissory Note payable in USD requires monthly payments commencing with $100,000 due on or before January 28, 2012. Subsequent payments shall each be due on the 28th day of each month and the payment amount shall increase to $130,000 per month beginning sixteen (16) months after the closing date, $160,000 per month beginning twenty-eight (28) months after the closing date, $190,000 per month beginning forty (40) months after the closing date, and $220,000 beginning fifty-two (52) months after the closing date until fully paid. In the event that future monthly revenue we receive from the assets purchased under the agreement are less than 90% of the monthly Note payments due, then the Note payment may, at our option, be adjusted to the higher of $100,000 per month or 90% of the monthly revenue amount. If we exercise this payment adjustment election, the Note shall not be deemed in default and the interest rate of the Note, as depicted in the table above, shall increase 2% per annum for the duration of the Note or until the standard payment schedule resumes.

The Promissory Note payable in GBP requires monthly payments commencing with £64,000 due on or before January 28, 2012. Subsequent payments shall each be due on the 28th day of each month and the payment amount shall increase to £76,800 per month beginning sixteen (16) months after the closing date, £89,600 per month beginning twenty-eight (28) months after the closing date, £102,400 per month beginning forty (40) months after the closing date, and £115,200 per month beginning fifty-two (52) months after the closing date until fully paid. In the event that future monthly revenue we receive from the assets purchased under the agreement are less than 90% of the monthly Note payments due, then the Note payment may, at our option, be adjusted to the higher of £64,000 per month or 90% of the monthly revenue amount. If we exercise this payment adjustment election, the Note shall not be deemed in default and the interest rate of the Note, as depicted in the table above, shall increase 2% per annum for the duration of the Note or until the standard payment schedule resumes.

We may make additional principal payments on the Notes at any time without pre-payment penalty.

In connection with the Agreement, the Seller Principals have agreed to execute non-competition agreements.

The foregoing is a summary of the material terms of the Agreement and the two secured Promissory Notes and is not a complete description of their terms. These documents should be reviewed in their entirety for additional detail.

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SECTION 8 – Other Events

Item 8.01 – Other Events

On September 29, 2011, we entered into a preliminary agreement to acquire the table game assets of Lakes Entertainment, Inc. The transaction is scheduled to be completed by November 1, 2011, subject to customary closing conditions. Included in the acquisition are nine patents, various trademarks and four casino table games known as Bonus Craps, Bonus Roulette, Rainbow Poker and Four the Money. In addition, we will receive assignment of licensing agreements for approximately 40 placements in 12 casinos. Additional disclosure will be made when the definitive agreements are concluded.

Item 9.01 Financial Statements and Exhibits

The exhibits listed in the following Exhibit Index are filed as part of this Current Report on Form 8-K.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Exhibit No.	Description
10.1	Asset Purchase Agreement
10.2	Promissory Note and Security Agreement – US
10.3	Promissory Note and Security Agreement – UK

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Galaxy Gaming, Inc.

/s/ Robert Saucier

Robert Saucier
Chief Executive Officer

Date: October 11, 2011

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